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                                                                       Exhibit 8

                         [GRAHAM AND DUNN PC LETTERHEAD]

                                                                   DENNY F. WONG
                                                                  (206) 340-9612
August 22, 2005                                             dwong@grahamdunn.com




Glacier Bancorp, Inc.
49 Commons Loop
Kalispell, Montana 59901-2679
Attn:  James H. Strosahl, Executive Vice-President and Chief Financial Officer

Thompson Falls Holding Company
PO Box 3500
Thompson Falls, Montana 59873
Attn:  Robert T. Baxter

Re:   BANK MERGER/TAX CONSEQUENCES

Ladies and Gentlemen:

This letter responds to your request for our opinion as to certain federal income tax consequences of the proposed merger (the "Holding Company Merger") of Thompson Falls Holding Company ("TFHC"), corporation duly organized and validly existing under the laws of the Montana and a registered bank holding company under the Bank Holding Company Act of 1956, with and into Glacier Bancorp, Inc. ("Glacier"), a corporation duly organized and validly existing under the laws of the Montana and a registered bank holding company under the Bank Holding Company Act of 1956; and the proposed contemporaneous merger (the "Bank Merger") of First State Bank ("FSB-Thompson Falls"), a state chartered banking corporation duly organized and validly existing under the laws of Montana, with and into First Security Bank of Missoula ("FSB-Missoula"), a state chartered banking corporation duly organized and validly existing under the laws of Montana. The time at which the Holding Company Merger and the Bank Merger become effective is hereafter referred to as the "Effective Date."

We have acted as legal counsel to Glacier and FSB-Missoula in connection with the Holding Company Merger and the Bank Merger, which mergers will be effected pursuant to the Plan and Agreement of Merger Among Glacier Bancorp, Inc., First Security Bank of Missoula, Thompson Falls Holding Co. and First State Bank, dated as of July 14, 2005 (the "Plan and Agreement of Merger"). This opinion is rendered as required by Section 5.2.12 of the Plan and Agreement of Merger.
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August 22, 2005
Page 2

In connection with our opinion, we have examined and relied upon originals, certified copies, or copies otherwise identified to our satisfaction as being true copies of the originals of the following documents, including all exhibits and schedules attached thereto:

            1.    The Plan and Agreement of Merger;

            2. Form S-4 filed with the Securities and Exchange Commission pursuant to Section 4.2.1 of the Plan and Agreement of Merger (the "Registration Statement"); and

            3. Such other documents, instruments, records and information pertaining to the Holding Company Merger and the Bank Merger as we have deemed necessary for rendering our opinion.

In our examination, we have assumed without independent investigation or review that (i) all documents submitted to us as originals are authentic, all signatures on all documents are genuine, all documents submitted to us as certified, conformed or photostatic copies conform to the original documents, and the originals of such copies are authentic, (ii) each document reviewed by us has been or will be fully executed and delivered in substantially the same form, is or will be in full force and effect, and has not been and will not be amended or modified in any respect, (iii) all parties to the documents at all times had and will have full corporate power, authority and capacity to enter into, execute and perform all obligations under those documents and to observe and perform the terms and conditions thereof, (iv) the factual matters, statements and recitations contained in the documents (or otherwise made known to us through the Effective Date of the Holding Company Merger and the Bank Merger) are accurate, true and complete, and (v) the Holding Company Merger and the Bank Merger will be effected in accordance with the terms of the Plan and Agreement of Merger. In rendering our opinion, we have also relied upon certain assumptions and written representations by each of Glacier, TFHC, FSB-Missoula and FSB-Thompson Falls.

Our opinion is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations, administrative interpretations, and judicial precedents as of the date hereof. If there is any subsequent change in the applicable law or regulations, or if there are subsequently any new applicable administrative or judicial interpretations of the law or regulations, or if there are any changes in the facts or circumstances surrounding the Holding Company Merger or the Bank Merger, the opinion expressed herein may become inapplicable.

Based upon and subject to the foregoing, with respect to the Holding Company Merger and the Bank Merger, it is our opinion that:
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August 22, 2005
Page 3

      A. The Holding Company Merger will qualify as a reorganization under Code Section 368(a)(1)(A), and each of Glacier and TFHC will be a party to such reorganization within the meaning of Code Section 368(b).

      B. The Bank Merger will qualify as a reorganization under Code Section 368(a)(1)(A), and each of FSB-Missoula and FSB-Thompson Falls will be a party to such reorganization within the meaning of Code Section 368(b).

      C. No gain or loss will be recognized by Glacier or TFHC as a result of the Holding Company Merger.

      D. No gain or loss will be recognized by FSB-Missoula or FSB-Thompson Falls as a result of the Bank Merger.

      E. A holder of TFHC common stock who receives solely cash in exchange for its shares of TFHC common stock, and who owns those shares as a capital asset and does not actually or constructively own shares of Glacier after the Holding Company Merger, will recognize capital gain or loss. The amount of such gain or loss will be equal to the difference between the amount of cash received and the holder's aggregate tax basis in its shares of TFHC common stock. The gain or loss will be long-term capital gain or loss if the shares of TFHC common stock were held for more than one year.

      F. A holder of TFHC common stock who receives both Glacier common stock and cash consideration in exchange for its shares of TFHC common stock will recognize gain, but not loss, to the extent of the lesser of the gain realized by the holder in the exchange or the amount of cash received by the holder in the exchange. Any gain recognized by a holder who owns its shares of TFHC common stock as a capital asset will be treated as capital gain if the exchange is, with respect to the holder, either "substantially disproportionate" or "not essentially equivalent to a dividend," each within the meaning of Code Section 302(b). The gain will be long-term capital gain if the shares of TFHC common stock were held for more than one year.

            The exchange will be "substantially disproportionate" with respect to a holder of TFHC common stock if, immediately after the Holding Company Merger, the holder owns, actually and constructively, less than 50% of the total combined voting power of all classes of Glacier stock entitled to vote and less than 80% of the percentage of Glacier common stock actually and constructively owned by the holder immediately before the Holding Company Merger. For purposes of the foregoing determination, the holder is treated as if (i) all its shares of TFHC
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August 22, 2005
Page 4

            common stock were first exchanged in the Holding Company Merger for shares of Glacier common stock, and (ii) a portion of those shares of Glacier common stock were then redeemed for the cash actually received in the Holding Company Merger ("hypothetical exchange and redemption").

            Whether the exchange will be "not essentially equivalent to a dividend" with respect to a holder of TFHC common stock will depend on the holder's particular facts and circumstances. At a minimum, however, there must be a "meaningful reduction" in the holder's actual and constructive percentage ownership of Glacier common stock as a result of the hypothetical exchange and redemption. The Internal Revenue Service has ruled that a reduction in the stock ownership of a minority shareholder who owns a small number of shares in a publicly-held corporation, and who exercises no control over the affairs of the corporation, will be treated as a meaningful reduction.

      G. A holder of TFHC common stock who receives solely Glacier common stock in exchange for its shares of TFHC common stock will recognize no gain or loss.

      H. The aggregate tax basis of Glacier common stock received by a holder of TFHC common stock in the Holding Company Merger will be equal to the aggregate tax basis of the shares of TFHC common stock surrendered in exchange therefore, reduced by an amount allocable to a fractional share interest for which cash is received and by the amount of any cash received in the exchange (other than cash received in lieu of fractional shares) and increased by the amount of gain recognized by the holder, including any portion of such gain treated as a dividend.

      I. The holding period of Glacier common stock received by a holder of TFHC common stock in the Holding Company Merger will include the period during which the shares of TFHC common stock surrendered in the exchange were held as a capital asset as of the date of such merger.

      J. If a holder of TFHC common stock receives cash in lieu of a fractional share interest in such common stock in the Holding Company Merger, the holder will be treated as having received a fractional share of Glacier common stock and having immediately exchanged that fractional share for cash in a taxable redemption by Glacier.

Except as specifically set forth above, we express no opinion on the tax consequences to any person of the Holding Company Merger, the Bank Merger or any other transactions relating to or occurring in connection with the Holding Company Merger or the Bank Merger. We do not purport to describe herein all tax consequences that might flow from the Holding Company
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August 22, 2005
Page 5

Merger or the Bank Merger. We are members of the Bar of the State of Washington. We do not express or infer any opinion herein concerning any law other than the federal law of the United States. The opinion expressed herein is rendered as of the Effective Date. We assume no obligation to update or supplement our opinion to reflect any change or modification of the facts or circumstances that may hereafter come to our attention or any change in law that may hereafter become effective.

Our opinion is being furnished only to Glacier and TFHC in connection with the Holding Company Merger and the Bank Merger and solely for their benefit in connection therewith. It may not be used or relied upon by any other person or entity or for an other purpose, and may not be circulated, quoted or otherwise referenced for any other purpose whatsoever without our express written consent.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to us in the Registration Statement under the heading "Certain Federal Income Tax Consequences." By giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                    Sincerely,
                                    GRAHAM & DUNN PC


                                    /s/ Graham & Dunn PC








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